Filed in the office of	Document Number 20100336568-94

/s/ Ross Miller
Filing Date and Time
Ross Miller	05/14/2010 1:59 PM

Secretary of State	Entity Number
State of Nevada	C16661-2003

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations
(Pursuant to NRS 78.1955}

1. Name of corporation:

VIASPACE INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a new issue of Preferred Stock designated “Series A Preferred Stock” (the “Series A Preferred Stock”), par value $0.001 per share, and the number of shares constituting such series shall be One (1) share. The rights, preferences and privileges of the Series A Preferred Stock are set forth on Attachment 1.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ Stephen J. Muzi

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

ATTACHMENT 1

CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK
OF
VIASPACE, INC.

VIASPACE, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada, does hereby certify:

The name of the Corporation is VIASPACE, Inc.

The certificate of incorporation of the Corporation authorizes the issuance of Ten Million (10,000,000) shares of Preferred Stock, $.001 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a “Series A” issue of Preferred Shares:

RESOLVED, that one series of the class of authorized Preferred Stock of the Corporation be and hereby is created, and that the designation and amount thereof and the voting powers, preferences, and relative participating, optional, and other special rights of the shares of each such series, and the qualifications, limitations, or restrictions thereof, are as follows:

SERIES A PREFERRED STOCK

1. Designation and Amount. The shares of the series shall be designated “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be One (1) share.

2. Dividends. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock.

3. Liquidation, Dissolution Or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, holders of shares of Series A Preferred Stock then outstanding shall not be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders.

4. Voting Rights. Except as otherwise required by law, holders of each share of Series A Preferred Stock shall be entitled to vote on all matters submitted to the holders of Corporation’s capital stock, whether common stock or otherwise, for vote. Each share of Series A Preferred Stock shall be entitled to cast that number of votes on all such matters as shall equal fifty and one-tenth percent (50.1%) of the number of shares of capital stock entitled to vote on such matter at the record date for determination of holders entitled to vote on any such matters presented, or, if no such record date is established, at the date such vote is taken or any written consent of such holders is solicited. With respect to such vote, holders of Series A Preferred Stock shall have full voting rights and powers not less equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted. Except as otherwise expressly provided herein or as required by law, holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Other than as provided herein or required by law, there shall be no series voting.

5. Cancellation. The Series A Preferred Stock shall be or become cancelled or otherwise terminated automatically upon and coincident with the date on which (i) holders of the Series A Preferred Stock holds less than one hundred twenty million (120,000,000) shares of Corporation’s common stock (as adjusted for any stock splits, stock dividends, combinations and the like), (ii) timely payment by Corporation of the first four Installment Payments in accordance with that certain Secured Promissory Note issued by Corporation in favor of Sung H. Chang (the “Secured Promissory Note”) as of the        day of May 2010 (the “Original Issue Date”); provided, however, that in no event shall the Series A Preferred Stock be cancelled or otherwise terminate under this clause if an Event of Default (as defined in the Secured Promissory Note) shall exist or (iii) Sung H. Chang transfers the Series A Preferred Stock to a third party; provided, however, that notwithstanding any provision of this certificate of designation to the contrary, including, without limitation, this clause (iii), holder may in his sole and absolute discretion transfer, whether by last will & testament, gift or otherwise, the Series A Preferred Stock to a trust or similar structure, his spouse or lineal descendents for estate planning purposes or on account of his death or incapacity, in which case such Series A Preferred Stock shall not terminate or otherwise be cancelled on account of any such transfer or disposition.

6. Redemption. The Series A Preferred Stock shall not be subject to redemption, whether at the option of either the Corporation or any holder of the Series A Preferred Stock.

7. Separate Vote of Preferred Stock. For so long as any shares of Series A Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of the Series A Stock shall be required to effect or validate any action which:

(a) alters or changes the voting powers, preferences, or other rights or privileges, qualifications, limitations or restrictions of any or all series of Preferred Stock, whether by merger, recapitalization, reclassification or otherwise;

(b) authorizes any class or series, or increases or decreases, whether by merger, recapitalization, reclassification or otherwise, the authorized amount of any class or series of equity securities of the Corporation;

(c) authorizes any amendment, modification, repeal or waiver of any provision of Corporation’s certification of incorporation, this amendment to the certificate of incorporation or the Bylaws, as each shall be amended from time to time;

(d) results in the redemption, repurchase, payment of dividends or other distributions with respect to Common Stock (except for dividends or other distributions payable on Common Stock solely in the form of Common Stock or acquisitions of Common Stock of the Corporation pursuant to agreements approved by the Board of Directors which permit the Corporation to repurchase such shares upon termination of services to the Corporation at the lower of the original purchase price therefor and the then current fair market value thereof or in exercise of the Corporation’s first right of refusal upon a proposed transfer);

(e) authorizes any substantial change in the business of the Corporation;

(f) authorizes the creation, issuance or holding of securities in any subsidiary of the Corporation;

(g) results in the taxation of the holders of the shares of Preferred Stock under Section 305 of the Internal Revenue Code, as from time to time amended;

(h) authorizes the acquisition of all or any portion of the assets, liabilities or securities of any other person or entity;

(i) voluntarily dissolve or liquidate the Corporation;

(j) fundamentally change the principal business of the Corporation as presently conducted or proposed to be conducted; or

(k) enter into any agreement regarding a merger, consolidation or other similar transaction in which the then stockholders of the Corporation do not own fifty percent (50%) or more of the outstanding shares of the surviving corporation or any agreement that provides for the sale of all or substantially all of the assets of the Corporation.

8. Limitations on Reissuance. No share or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

9. Consent to Certain Distributions. To the extent the Corporation may be subject to Section 2115 of the California Corporations Code, each holder of shares of Series A Preferred Stock shall be deemed to have consented, for purposes of Sections 502 and 503 of the California Corporations Code, to any dividend, distribution, or repurchase made by the Corporation and which is approved by the Board of Directors.

10. Mutilated or Missing Preferred Stock Certificates. If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and in substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested.

11. Reissuance of Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock other than the Series A Preferred Stock.

12. Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that banks are not open in the State of Nevada, such payment, redemption or exchange shall be made on the immediately succeeding day on which such banks are open.

13. Headings of Subdivisions. The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

14. Severability. If any right, preference or limitation of the Series A Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of each said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Secretary, this 13 day of May, 2010. The signature below shall constitute the affirmation or acknowledgment of the signatory, under penalties of perjury, that the instrument is the act and deed of the Corporation and that the facts stated herein are true.

/s/ Stephen J. Muzi
Stephen J. Muzi, Secretary